EXHIBIT 99.3
To: CK Employees
From: Bill Sims
Perhaps second only to the company’s founding, this is the most important day in Color Kinetics’ history.
Today we announced that CK has entered into a definitive agreement to be acquired by Philips — the global lighting leader. Pending all required clearance and approvals, Philips will pay $34 per share in cash for all shares and options.
First and foremost, this is an achievement that’s attributable to those of you who helped build this company. We did not put ourselves “up for sale.” Rather, we were sought out by a multi-billion dollar, multi-national company that recognized our leadership position in an exploding industry. Our assets are of utmost value to Philips and its future in LED lighting — from our engineering talent and IP, to our prestigious installation base and deep knowledge of the industry, to our sales and marketing savvy. Given this, know that Philips intends to keep the CK team intact. They are not buying the company for pieces and parts of it... we will remain the same strong entity with the same holistic approach to transforming the lighting business.
Secondly, in spite of this news, it’s “business as usual” for CK. We will not become a part of Philips until the transaction closes in or around Q3. Even then, we will continue to operate independently as the North American arm of Philips’ fixture or “luminaire” business. In fact, our Burlington facility will become THE leading global R&D and product development center for all of Philips’ LED luminaire product lines.
As for me personally, I am fully committed to guiding CK through this next phase, and this expectation extends to our senior leadership team as well. We are going to take this company and make it bigger, better and more powerful at an accelerated pace: more products, broader distribution, faster technology advancement, greater international visibility and the foundation for growth that comes with belonging to one of the largest lighting players in the world.
Some key points upon close of the transaction:
•	The merged entity will operate under the name Philips Solid-State Lighting Solutions, with intelligent and premium LED product lines ultimately co-branded Philips/Color Kinetics.

•	Philips’ and Color Kinetics’ LED fixtures and Color Kinetics’ OEM modules will be marketed under the co-brand in the United States and Canada by Color Kinetics’ sales force.

•	The merged entity will be headquartered in Burlington, Massachusetts and will become the leading global research & development center of innovation for all LED-based luminaire product lines. The LED luminaire portion of Philips’ existing North American operation in New Jersey will be merged with the Burlington operation.

•	All pending litigation against TIR Systems Ltd., acquired by Philips earlier this year, will be stayed pending close of the acquisition and subsequently dropped.

•	Licenses to Color Kinetics’ patent portfolio will continue to be negotiated on a case by case basis.

•	Color Kinetics will cease to be publicly listed on the NASDAQ stock exchange.
Many of you joined CK in earlier times with the dream of making intelligent LED lighting a reality, with stock options granted as a promise that your hard work and commitment would ultimately be rewarded. I’m very pleased to announce that the dream has paid off, and that all outstanding options become immediately vested at the closing, and exercised at $34 per share. This reward can be considered a “signing bonus” for the future... we have our most important chapters still to come!
Today we will host an all-company meeting at 9:00 am to address your questions. Remote employees may dial [call-in details omitted].
In addition, on Wednesday we’ll be joined by Rene Van Schooten, CEO of Philips’ Luminaires group, to formally welcome CK to the fold at 9:00 a.m.
In closing, this is unquestionably our biggest and most significant step towards realizing our ambitious goal: to put Color Kinetics at the heart of every future application of intelligent LED lighting worldwide.
It’s important to remember that we’re the same CK, just with a new owner.
It’s still our vision, our people, our technology and our ingenuity — only multiplied.
Congratulations, CK!
Bill